EXHIBIT 99(d)

          FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                              55 Public Square
                                 Suite 1900
                         Cleveland, Ohio 44113-1937

Dear Shareholder:

          Enclosed with this letter is a Rights Certificate which evidences non-transferable Rights ("Rights") to purchase a specified number of Shares of Beneficial Interest, $1.00 par value per share ("Common Shares"), of First Union Real Estate Equity and Mortgage Investments. The Rights offering is being made upon all of the terms and subject to all of the conditions set forth in the enclosed Prospectus, dated _________, 1999 as supplemented by the Prospectus Supplement, dated __________, 1999 (collectively the "Prospectus"). You should review the Prospectus carefully before making any investment decision. Each Right entitles you to subscribe for and purchase one Common Share at the subscription price of $4.00 per share (the "Subscription Price").

          The Rights may be exercised by completing and executing the enclosed Rights Certificate and returning it, together with the full Subscription Price, so that it is received by National City Bank, the subscription agent (the "Subscription Agent"), on or prior to 5:00 p.m., Eastern Standard Time, on ____________, 1999, unless extended (as so extended, the "Expiration Time"). Alternatively, you may complete the enclosed "Notice of Guaranteed Delivery" and return it on or prior to the Expiration Time. Please read and follow the instructions contained in the Prospectus and the enclosed instructions as to use of Rights Certificates ("Instructions") carefully because a properly completed and duly executed Rights Certificate is necessary to exercise the Rights.

 YOU ARE URGED TO GIVE YOUR IMMEDIATE ATTENTION TO THE ENCLOSED MATERIALS.

      IF YOU DO NOT EXERCISE YOUR RIGHTS PRIOR TO THE EXPIRATION TIME,
                 YOUR RIGHTS WILL EXPIRE AND HAVE NO VALUE.

          The Rights Certificate also gives you the opportunity to oversubscribe for additional Common Shares at the Subscription Price, subject to the maximum number of Common Shares offered in the Rights offering and certain other restrictions described in the Prospectus, including a limitation on the aggregate number of Common Shares that may be beneficially owned by a shareholder and proration of available Common Shares. If you desire to oversubscribe for additional Common Shares, please follow the instructions set forth in the Prospectus and the enclosed Instructions.

          For further information concerning the exercise of your Rights, please call the Subscription Agent, at 800-622-6757.


                                          Sincerely,


                                          ----------------------------------
                                          Daniel P. Friedman
                                          President and Chief Executive
                                          Officer

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